AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 28, 1998

                                                     REGISTRATION NO.  333-43451

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                         ------------------------------

                         POST EFFECTIVE AMENDMENT NO. 1

                                       TO

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                                    SPR INC.
             (Exact Name of Registrant as Specified in its Charter)

                  Delaware                              36-3932665
                  --------                              ----------
  (State of Incorporation or Organization)  (I.R.S. Employer Identification No.)

2015 Spring Road, Suite 750, Oak Brook, Illinois                60523-1874
------------------------------------------------                ----------
   (Address of principal executive offices)                     (zip code)

         SPR INC. COMBINED INCENTIVE AND NON-STATUTORY STOCK OPTION PLAN
         ---------------------------------------------------------------
                            (Full Titles of the Plan)

                               Robert M. Figliulo
                Chairman of the Board and Chief Executive Officer
                                    SPR Inc.
                                2015 Spring Road
                            Oak Brook, IL 60523-1874
                                 (630) 575-6200
                                 --------------
            (Name, address and telephone number of agent for service)

                              --------------------

                                EXPLANATORY NOTE

         This Post-effective Amendment No. 1 to Registration No. 333-43451 has been prepared in accordance with Form S-8 and is intended to be used to register shares to be issued and sold pursuant to the plan described therein. The Reoffer Prospectus filed as part of this Post-effective Amendment No. 1 has been prepared in accordance with Part I of Form S-3 and may be used for reofferings or resales of common stock previously acquired or to be acquired by the participants in the plan who are deemed control persons of SPR Inc. (the "Company").

                                     PART I

                             INFORMATION REQUIRED IN
                           THE REGISTRATION STATEMENT


                           REOFFER PROSPECTUS PREPARED
                      IN ACCORDANCE WITH PART I OF FORM S-3
                               BEGINS ON NEXT PAGE

REOFFER PROSPECTUS

                                    SPR INC.

                    365,813 Shares of Common Stock under the
         SPR Inc. Combined Incentive and Non-Statutory Stock Option Plan

         Certain directors and executive officers of SPR INC., a Delaware corporation (the "Company"), who may be deemed "affiliates" of the Company as defined in Rule 405 under the Securities Act of 1933, as amended, may offer and sell from time to time shares of the Company's common stock, par value $.01 per share ("Common Stock"), that may be acquired by such persons pursuant to the SPR Inc. Combined Incentive and Non-Statutory Stock Option Plan. Such offers and sales will be made pursuant to this Reoffer Prospectus, copies of which have been filed with the Nasdaq National Market (the "NNM"). Persons offering and selling shares of Common Stock pursuant to this Reoffer Prospectus are referred to herein as the "Selling Stockholders."

         Shares of Common Stock may be sold from time to time by a Selling Stockholder directly to purchasers. Alternatively, a Selling Stockholder may sell shares of Common Stock in one or more transactions (including block transactions) on the NNM, in transactions occurring in the public market off the NNM, in separately negotiated transactions or in a combination of such transactions. Each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices. Shares may be sold by Selling Stockholders through brokers acting on behalf of such Selling Stockholders or to dealers for resale by such dealers, and in connection with such sales, such brokers or dealers may receive compensation in the form of discounts or commissions from such Selling Stockholders and/or the purchasers of such shares for whom they may act as broker or agent (which discounts or commissions are not anticipated to exceed those customary in the types of transactions involved). In addition, any shares covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         Upon any sale of the shares of Common Stock covered by this Prospectus, the Selling Stockholders and participating brokers or dealers may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended (the "Act"), and commissions or discounts or any profit realized on the sale of such shares received by the Selling Stockholders and such brokers or dealers may be deemed to be underwriting commissions or discounts within the meaning of the Act.

         All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions and other selling expenses incurred by a Selling Stockholder will be borne by such Selling Stockholder. The Company will not be entitled to any of the proceeds from any sales of Common Stock by the Selling Stockholders, although the Company will receive payment upon exercise of any options under which shares of Common Stock are acquired for cash by a Selling Stockholder.

         The Common Stock is listed for trading on the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ") under the symbol "SPRI". On September 24, 1998, the closing price of the Common Stock as reported by NASDAQ was $22.31 per share.


                              ------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ANY SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ------------------

             The date of this Reoffer Prospectus is September 28, 1998

                              AVAILABLE INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         This Prospectus constitutes a part of a Registration Statement on Form S-8 filed by the Company with the Commission under the Securities Act (together with all amendments and exhibits thereto, the "Registration Statement"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the shares of Common Stock. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:

         (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1997;

         (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all documents incorporated by reference into this Prospectus except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to SPR Inc., 2015 Spring Road, Oak Brook, Illinois 60523-1874 (telephone number (630) 575-6200), attention: Corporate Secretary.

                                   THE COMPANY

         SPR Inc., a Delaware corporation ("SPR" or the "Company") has over 24 years of experience in providing information technology ("IT") services to clients in a variety of industries, including financial services, healthcare, insurance, manufacturing, oil and gas, transportation and utilities. The Company focuses its marketing efforts on Fortune 1000 companies and other large organizations which have complex IT operations and significant IT budgets. SPR's objective is to become the leading IT services provider to both new and existing clients. SPR provides its clients with three levels of consulting support which are distinguished by the degree of responsibility the Company assumes: strategic planning, project management and implementation. Within this framework, SPR currently provides outsourcing services through five service offerings: Software Moderation, Mass Change, Application Management, Information Delivery and Software Quality Services in addition to providing General Consulting services. SPR bills its clients on either a time and materials or a fixed-price basis. The Company believes that this breadth of service and support fosters long-term client relationships, promotes cross-selling opportunities and minimizes the Company's dependence upon any particular service offering or client.

         The Company's business was founded in 1973 by Eugene Figliulo as Systems & Programming Resources, Inc. ("Systems Inc."). During 1994, Systems Inc. transferred certain assets and liabilities to SPR Chicago, SPR Tulsa, and SPR Wisconsin, respectively. These entities were organized as S corporations and owned by the executives primarily responsible for the operations in each of these locations. SPR Chicago, SPR Tulsa, SPR Wisconsin, Systems Inc. and DataFlex (an affiliated IT services company in a complementary business) were merged into the Company upon the Company's formation in October 1996.

         The Company maintains its principal executive offices at 2015 Spring Road, Oak Brook, Illinois 60523-1874. Its telephone number is (630) 575-6200. The Company's World Wide Web address is www.sprinc.com. The Company currently has four branch offices located in Chicago, Tulsa, Milwaukee and Dallas. The Company has made, and intends to continue to make, significant investments in its systems infrastructure, recruiting organization, training programs and marketing initiatives in an effort to sustain growth. SPR intends to leverage these investments, as well as its operating expertise, by opening additional branch offices.

                                  RISK FACTORS

         Prospective purchasers of the Common Stock offered hereby should consider carefully the risks associated with investing in the Common Stock, including the principal risk factors set forth below, as well as other information set forth in this Prospectus.

         NEED TO ATTRACT AND RETAIN QUALIFIED TECHNICAL CONSULTANTS. The Company's business involves the delivery of professional services and is very labor-intensive. The Company's success depends in large part upon its ability to attract, develop, motivate and retain qualified technical consultants, particularly project managers and other senior technical personnel. Qualified technical consultants are in great demand and are likely to remain a limited resource for the foreseeable future. Demand also is likely to increase substantially as companies increasingly devote more resources to implement time intensive year 2000 conversions. This demand may enable qualified technical consultants to command significantly greater compensation than is currently paid by the Company. There can be no assurance that the Company will be able to continue to attract and retain a sufficient number of qualified technical consultants in the future. Historically, the Company has experienced turnover rates which it believes are consistent with industry norms. The Company's turnover rate was 30% and 27% for 1996 and 1997, respectively. As competition for qualified technical consultants increases, there can be no assurance that the turnover rate experienced by the Company will not increase. The Company's inability to hire a sufficient number of qualified technical consultants, or a significant increase in the Company's consultant turnover rate, could have a material adverse effect on the Company's business, financial condition and results of operations.

         MANAGEMENT OF GROWTH. The Company's rapid revenue and employee growth has placed, and could continue to place, significant demands upon its management and other resources. To manage its growth effectively, the Company will be required to continue to develop and improve its operational, financial and other internal systems, as well as its business development capabilities. In addition, the Company's future success will depend in large part upon its ability to maintain high rates of consultant utilization and maintain the quality of its services. Moreover, the Company's senior management has limited experience managing a public company. The Company's inability to manage its growth and engagements effectively could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Need to Attract and Retain Qualified Technical Consultants."

         RELIANCE ON CENTURY DATE COMPLIANCE ENGAGEMENTS. Market demand for Century Date Compliance services will likely decrease substantially, and eventually cease, during and after the year 2000. In addition, the Company's growth strategy is substantially dependent upon leveraging its Century Date Compliance expertise to obtain other consulting engagements from its Century Date Compliance clients. If the Company fails to consistently complete Century Date Compliance engagements to its clients' satisfaction or to procure additional consulting engagements from such clients any such failures could have a material adverse effect on the Company's business, financial condition and results of operations.

         While several software programs have been developed to assist IT service professionals in making existing systems year 2000-compliant, the Company is unaware of any fully-automated solution (a "silver bullet") to the year 2000 problem. There can be no assurance that a silver bullet will not be developed. Moreover, certain companies may elect to replace their existing systems with year 2000-compliant hardware and software, rather than incur substantial cost in making their existing systems year 2000-compliant. The development of a silver bullet or decisions by a significant number of companies to replace their existing systems with year 2000-compliant hardware and software could have a material adverse effect on the Company's business, financial condition and results of operations.

         COMPETITION. The highly competitive market for IT services includes a large number of competitors and is subject to rapid change. The Company believes its primary competitors include: "Big Five" accounting firms, systems consulting and implementation firms, application software firms, service groups of computer equipment companies, general management consulting firms and programming companies. Many of these competitors have significantly greater financial, technical and marketing resources and greater name recognition than the Company. In addition, the Company competes with its clients' internal IT personnel. Such competition may impose additional pricing pressures on the Company. There can be no assurance that the Company can compete successfully with its existing competitors or with any new competitors.

         ENGAGEMENT AND CONTRACT RISKS. Many of the Company's engagements involve projects that are critical to the operations of its clients' businesses. The Company's failure or inability to complete engagements to its clients' satisfaction could have a material adverse effect on its clients' operations and could consequently subject the Company to litigation or damage the Company's reputation, which could have a material adverse effect on the Company's business, financial condition and results of operations.

         Substantially all of the Company's contracts are terminable by the client on relatively short notice, with or without cause and without penalty. The unexpected termination by a client of a significant contract could have a material adverse effect on the Company's consultant utilization rate which, in turn, could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company currently is performing services for several of its significant clients pursuant to oral agreements or written contracts that are no longer in effect. In the event of a dispute, the absence of a written and binding agreement limiting the Company's liability to the client could have a material adverse effect on the Company's business, financial condition and results of operations. Some of the Company's contracts give its clients the right in certain circumstances to hire consultants employed or retained by the Company, and several clients have, in fact, hired Company consultants in the past. The loss of a significant number of project managers or qualified technical consultants at any one time could have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company is continuing to provide services to a client which filed a case under Chapter 11 of the federal Bankruptcy Code in July 1997. As a result, there can be no assurance the Company will receive full payment for services it provides to such client. The Company does not believe that the case will have a material adverse effect on the Company's financial condition or results of operations; however, the ultimate outcome is uncertain.

         VARIABILITY OF QUARTERLY OPERATING RESULTS. The Company's revenues, gross profit and earnings have fluctuated and, in the future, may fluctuate from quarter to quarter based on such factors as the number, size and scope of projects in which the Company is engaged, the contractual terms and degree of completion of such engagements, any delays incurred in connection with an engagement, consultant utilization rates, the adequacy of provisions for losses, the accuracy of estimates of resources required to complete ongoing engagements and general economic conditions. Unanticipated variations in the number, or progress toward completion, of the Company's engagements or in consultant utilization rates may cause significant variations in operating results in any particular quarter and could result in losses for such quarter. An unanticipated termination of a major engagement, a client's decision not to proceed to the stage of the engagement anticipated by the Company or the completion during a quarter of several major client engagements could leave the Company with underutilized consultants, which could have a material adverse effect on the Company's business, financial condition and results of operations.

         LIABILITY RISKS ASSOCIATED WITH CENTURY DATE COMPLIANCE ENGAGEMENTS. With respect to many of its Century Date Compliance engagements, the solutions implemented by the Company in its clients' systems will not be susceptible to full scale, system-wide testing until on or about January 1, 2000. Many of the Company's Century Date Compliance solutions involve its clients' mission-critical computer systems. The Company performs extensive testing as part of each Century Date Compliance engagement and offers to provide its clients, for an additional fee, with more comprehensive quality assurance testing services; however, there can be no assurance that any such testing will detect all critical errors that may be resident in its clients' systems. Although the Company attempts to contractually limit its potential liability for software defects and system malfunctions, there can be no assurance that the Company will not be exposed to liability claims from clients relating to Century Date Compliance solutions developed or implemented by the Company, or the interaction of such solutions with the clients' other software applications. The Company maintains professional liability insurance to protect against its employees' potential errors or omissions; however, there can be no assurance that any such claims would be covered by the Company's insurance. If the Company becomes subject to any such claims, it may incur significant, unanticipated liabilities and expenses, which could have a material adverse effect on the Company's business, financial condition and results of operations.

         FIXED-PRICE ENGAGEMENTS. The Company principally bills for its services on a time and materials basis; however, some of the Company's contracts contain a cap on the amount of fees the Company can charge. The Company occasionally has entered into fixed-price billing engagements and may in the future enter into additional engagements on a fixed-price basis. The failure of the Company to complete a fixed-price engagement within budget would expose the Company to risks associated with cost overruns, which could have a material adverse effect on the Company's business, financial condition and results of operations.

         CUSTOMER CONCENTRATION. The Company has derived, and believes that it will continue to derive, a significant portion of its revenues from a limited number of large clients. In 1996 and 1997, the Company's largest client accounted for approximately 16% and 12% of its revenues, respectively, and its ten largest clients accounted for approximately 52% and 50% of its revenues, respectively. The volume of work performed for specific clients varies from year to year. There can be no assurance that a large client in one year will continue to use the Company's services in a subsequent year. Furthermore, the Company rarely is the exclusive provider of IT consulting services to its clients. The loss of any large client could have a material adverse effect on the Company's business, financial condition and results of operations.

         RISKS OF BRANCH EXPANSION. The Company anticipates future growth through branch expansion, which is dependent upon a number of factors, including, but not limited to: (i) the ability to cultivate additional business from existing clients and obtain new clients, (ii) the ability to identify and hire qualified IT consultants within both new and existing markets, and (iii) the continued hiring and training of corporate personnel to open and staff additional branch offices. The Company opened its Dallas branch office in February 1997. There can be no assurance that any branch offices which may be opened will be profitable. See "-- Need to Attract and Retain Qualified Technical Consultants."

         RISKS RELATED TO POSSIBLE ACQUISITIONS. The Company may expand its operations through the acquisition of additional businesses. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses or successfully integrate any acquired businesses into the Company without substantial expenses, delays or other operational or financial problems. Further, acquisitions may involve a number of special risks or effects, including diversion of management's attention, failure to retain key personnel, unanticipated events or circumstances, legal liabilities and amortization of acquired intangible assets and other one-time or ongoing acquisition related expenses, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. Client satisfaction or performance problems at an acquired business could have a material adverse impact on the reputation of the Company as a whole. In addition, there can be no assurance that acquired businesses, if any, will achieve anticipated revenues and earnings. The failure of the Company to manage its acquisition strategy successfully could have a material adverse effect on the Company's business, financial condition and results of operations.

         INTELLECTUAL PROPERTY RIGHTS. Software developed by SPR in connection with a client engagement typically becomes the exclusive property of the client. The Company holds no patents or registered copyrights and has no present intention of registering any copyrights or filing any patent applications. Although the Company believes that its services and the software it develops for its clients do not infringe upon the intellectual property rights of others and that it has all rights necessary to utilize the intellectual property employed in its business, the Company is subject to the risk of litigation alleging infringement of third-party intellectual property rights. The Company typically agrees to indemnify its clients against such claims. Any such claims could require the Company to spend significant sums in litigation, pay damages, develop non-infringing intellectual property or acquire licenses to the intellectual property which is the subject of asserted infringement.

         The Company relies upon a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect its rights, the rights of third parties from whom the Company licenses intellectual property and the proprietary rights of its clients. The Company requires all consultants to sign confidentiality agreements and limits distribution of proprietary information. There can be no assurance, however, that the steps taken by the Company will be adequate to deter misappropriation of proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights.

         RELIANCE UPON EXECUTIVE OFFICERS AND KEY EMPLOYEES. The success of the Company is highly dependent upon the efforts and abilities of its executive officers, particularly Mr. Robert Figliulo, the Company's Chief Executive Officer. Although all of its executive officers and certain key employees have entered into employment agreements with the Company which contain noncompetition, nondisclosure and nonsolicitation covenants, such agreements do not guarantee that these individuals will continue their employment with the Company. The loss of the services of any of these executive officers or key employees for any reason could have a material adverse effect upon the Company's business, financial condition and results of operations.

         CONTROL BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT. Members of the Figliulo family and executive officers and directors of the Company, in the aggregate, beneficially own approximately 35% of the outstanding shares of Common Stock. As a result, such persons collectively are be able to exert substantial influence over the outcome of matters requiring a stockholder vote, including the election of directors. Such beneficial ownership of Common Stock could preclude any unsolicited acquisition of the Company and, consequently, adversely affect the market price of the Common Stock.

         EMPLOYMENT LIABILITY RISKS. The Company generally places its consultants in the workplaces of other businesses. Risks of such placement include possible claims of errors and omissions, misuse of client proprietary information, misappropriation of funds, discrimination and harassment, theft of client property, other criminal activity or torts and other claims. Although historically the Company has not experienced any material claims of these types, there can be no assurance that the Company will not experience such claims in the future. To reduce its exposure, the Company maintains insurance covering general liability, workers' compensation claims and errors and omissions. There can be no assurance, however, that the Company's insurance will cover all such claims, or that such insurance coverage will continue to be available economically in amounts adequate to cover any such liability or that such coverage will adequately compensate the Company for such liabilities.

         RISKS OF LICENSING CENTURY DATE COMPLIANCE METHODOLOGY. The Company has entered into a non-exclusive agreement to license its Century Date Compliance methodology, Renovation2000(SM), and its proprietary software analysis tool, CodeVu(SM), to an unaffiliated technical services company operating in New York and other markets where the Company is not currently doing business. The failure by licensee to adhere strictly to SPR's standards in utilizing the Renovation2000(SM) methodology or CodeVu(SM) in Century Date Compliance engagements could subject SPR to litigation and harm SPR's reputation thereby resulting in a material adverse effect on the Company's business, financial condition and results of operations.

         LIMITED TRADING HISTORY OF COMMON STOCK; PRICE VOLATILITY. The Common Stock first became publicly traded on October 2, 1997 after the Company's initial public offering at $10.67 per share. Between October 2, 1997 and September 24, 1998, the closing sale price has ranged from a low of $9.25 per share to a high of $24.83 per share. The trading price of the Common Stock could continue to be subject to wide fluctuations in response to variations in the Company's quarterly operating results, changes in earnings estimates by analysts, conditions in the Company's business or general market or economic conditions. In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. Such market fluctuations could have a material adverse effect on the market price for the Common Stock.

         ANTI-TAKEOVER PROVISIONS. The Company's Certificate of Incorporation and By-laws and the Delaware General Corporation Law contain certain provisions that could have the effect of discouraging or making more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise, even though such an acquisition might be economically beneficial to the Company's stockholders. These include provisions under which: (i) only the Chairman of the Board or the President may call meetings of stockholders, and
(ii) stockholders must comply with certain advance notice procedures to nominate candidates for election as directors of the Company and to submit proposals for consideration at stockholders' meetings. The ability of the Board of Directors to issue up to 3,000,000 shares of preferred stock, in one or more classes or series, and with such powers, designations, preferences and relative, participating, optional or special rights, qualifications, limitations or restrictions as may be determined by the Board of Directors of the Company, also could make an acquisition of the Company more difficult. In addition, these provisions may make the removal of management more difficult, even in cases where such removal would be favorable to the interests of the Company's stockholders. See "-- Control by Principal Stockholders."

                              SELLING STOCKHOLDERS

         The following table sets forth (a) the name and position or positions with the Company and/or its subsidiaries of each Selling Stockholder; (b) the number of shares of Common Stock beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act) by each Selling Stockholder as of September 22, 1998; (c) the number of shares of Common Stock that each Selling Stockholder may offer for sale from time to time pursuant to this Prospectus, whether or not such Selling Stockholder has a present intention to do so; and
(d) the number of shares of Common Stock to be beneficially owned by each Selling Stockholder following the sale of all shares that may be so offered, assuming no other change in the beneficial ownership of the Company's Common Stock by such Selling Stockholder after September 22, 1998. After the completion of such sales, no Selling Stockholder will own more than one percent of the Company's outstanding Common Stock. This Reoffer Prospectus may be amended or supplemented from time to time to add or delete one or more persons to or from the list of Selling Stockholders.


Name and Principal                      Shares                                      Shares
Position With                        Beneficially          Shares Offered        Beneficially
The Company                             Owned(1)            for Sale (2)       Owned After Sale
---------------------------        -----------------      ----------------    -----------------
Stephen J. Tober                      310,190                309,426                   764
Chief Operating Officer

Stephen T. Gambill                     21,783                  9,398                12,385
Vice President and
Chief Financial Officer

Ronald L. Taylor                       23,163                 15,663                 7,500
Director

Sydnor W. Thrift, Jr.                  22,788(3)              15,663                 7,125(3)
Director

David P. Yeager                        20,163                 15,663                 4,500
Director

(1) Includes shares underlying options that are currently exercisable or will become exercisable within 60 days.

(2) Consists of shares underlying options that are currently exercisable or will become exercisable within 60 days.

(3)  Does not include 750 shares owned by Mr. Thrift's spouse.

                              PLAN OF DISTRIBUTION

         The shares of Common Stock may be sold from time to time to purchasers directly by any of the Selling Stockholders. Alternatively, the Selling Stockholders may sell the shares of Common Stock in one or more transactions (including block transactions) on the NNM, in sales occurring in the public market off the NNM, in separately negotiated transactions or in a combination of such transactions. Each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices. Shares may be sold by Selling Stockholders through brokers acting on behalf of such Selling Stockholders or to dealers for resale by such dealers; and in connection with such sales, such brokers or dealers may receive compensation in the form of discounts or commissions from such Selling Stockholders and/or the purchasers of such shares for whom they may act as broker or agent (which discounts or commissions are not anticipated to exceed those customary in the types of transactions involved). In addition, any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Selling Stockholders and any dealer participating in the distribution of any shares of Common Stock or any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of any or all of the shares of Common Stock by them and any discounts or commissions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

         In order to comply with the securities laws of certain states, if applicable, the shares will be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

         All expenses incurred in connection with registration of the shares under the Securities Act are being borne by the Company, but all brokerage commissions and other selling expenses incurred by a Selling Stockholder will be borne by such Selling Stockholder. The Company will not receive any proceeds from any sales of Common Stock offered by Selling Stockholders pursuant to this Prospectus, although the Company will receive payment upon the exercise of any options under which shares of Common Stock are acquired by the Selling Stockholders for cash.

                                     EXPERTS

         The financial statements incorporated in this Reoffer Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by ARTHUR ANDERSEN LLP, independent accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE      SPR INC.
ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN
THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED
BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO
SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES
OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS
UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE
DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL,
UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE
INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE
DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF
THE COMPANY SINCE SUCH DATE.


         -----------------
         TABLE OF CONTENTS
                                               Page
                                               ----

Available Information                            5
Incorporation of Certain
Documents by Reference                           5
The Company                                      6
Risk Factors                                     7
Selling Stockholders                            13
Plan of Distribution                            14
Experts                                         14


                                                                Common Stock
                                                              (par value $.01)

                                                               --------------
                                                                 PROSPECTUS
                                                               --------------


                                                             September 28, 1998

                             PART II
        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

         The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference:

         (a) the Company's Annual Report on From 10-K for the year ended December 31, 1997;

         (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The validity of the issuance of the shares of Common Stock offered hereby was passed upon for the registrant by Wildman, Harrold, Allen & Dixon, Chicago, Illinois. Donald E. Figliulo, a partner of Wildman, Harrold, Allen & Dixon, is the owner of less than one percent of the registrant's issued and outstanding Common Stock, and is the brother of Robert M. Figliulo, the registrant's Chairman of the Board and Chief Executive Officer, and of David A. Figliulo, the registrant's Executive Vice President and a Director.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Generally, Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") permits a corporation to indemnify certain persons made a party to an action, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which that person was adjudged liable for negligence or misconduct in the performance of that person's duty to the corporation unless the Delaware Court of Chancery or the court in which the action was brought determines that despite the adjudication of liability that person is fairly and reasonably entitled to indemnity for proper expenses. To the extent that person has been successful in the defense of any matter, that person shall be indemnified against expenses actually and reasonably incurred by him.

         Section 102(b)(7) of the DGCL enables a Delaware corporation to include a provision in its certificate of incorporation limiting a director's liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. The Registrant has adopted a provision in its Certificate of Incorporation that provides for indemnification of its officers and directors to the full extent permitted under Delaware law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable

ITEM 8.  EXHIBITS.

         Reference is made to the Exhibit Index.

ITEM 9.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being make, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation form the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that he undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to
         Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director or officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Oak Brook, State of Illinois, on the 28th day of September, 1998.


                           SPR INC.

                           By: /s/ ROBERT M. FIGLIULO
                               ----------------------
                               Robert M. Figliulo
                               Chairman of the Board and
                               Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 27th day of August, 1998.


SIGNATURE                        TITLE
---------                        -----

             *
----------------------------     Chairman of the Board of Directors and Chief
Robert M. Figliulo               Executive Officer (Principal Executive Officer)

             *
----------------------------     Executive Vice President and Director
David A. Figliulo

             *
----------------------------     Chief Operating Officer and Director
Stephen J. Tober                 (Principal Financial Officer)

             *
----------------------------     Chief Financial Officer (Principal Accounting
Stephen T. Gambill               Officer)

             *
----------------------------     Director
David P. Yeager

             *
----------------------------     Director
Ronald L. Taylor

             *
----------------------------     Director
Sydnor W. Thrift, Jr.

* /s/  ROBERT M. FIGLIULO, as attorney-in-fact

                                  EXHIBIT INDEX
                                  -------------

Exhibit Number    Description
--------------    -----------

     4.1 Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to Registrant's Registration Statement on Form S-1 (File No. 333-32735)).

     4.1.1 Certificate of Amendment to Certificate of Incorporation (Incorporated by reference to Exhibit 3.1.1 to Registrant's Registration Statement on Form S-1 (File No. 333-32735)).

     4.2 By-Laws (Incorporated by reference to Exhibit 3.2 to Registrant's Registration Statement on Form S-1 (File No. 333-32735)).

     5.1*         Opinion of Wildman, Harrold, Allen & Dixon.

     23.1**       Consent of Arthur Andersen L.L.P.

     23.2*        Consent of Wildman, Harrold, Allen & Dixon (included in
                  Exhibit 5.1)

     24.1*        Power of Attorney (included on signature page).

*Previously Filed
**Filed herewith